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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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Monterey Pasta Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 17, 2002

Dear Stockholder:

        This year's annual meeting of stockholders will be held on Tuesday, July 30, 2002 at 10:00 a.m., local time, at the Hyatt Regency Monterey, One Old Golf Course Road, Monterey, California.

        The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follows this letter.

        After reading the Proxy Statement, please promptly complete, sign, and return the enclosed proxy in the prepaid envelope to ensure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

        A copy of the Company's Annual Report to Stockholders has previously been mailed to you. At the annual meeting we will review Monterey Pasta's activities over the past year and our plans for the future.

        The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,
R. LANCE HEWITT President and Chief Executive Officer

IMPORTANT: Please complete, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

MONTEREY PASTA COMPANY
1528 Moffett Street
Salinas, California 93905

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 30, 2002

TO THE STOCKHOLDERS:

        Please take notice that the annual meeting of the stockholders of Monterey Pasta Company, a Delaware corporation (the "Company"), will be held on Tuesday, July 30, 2002, at 10:00 a.m., local time, at the Hyatt Regency Monterey, One Old Golf Course Road, Monterey, California, for the following purposes:

        1.    To elect eight (8) directors to hold office for one-year terms and until their respective successors are elected and qualified.

        2.    To consider and vote upon a proposal to ratify the appointment of BDO Seidman, LLP as the Company's independent public accountants for the fiscal year ending December 29, 2002.

        3.    To consider and vote upon a proposal to amend and restate the Company's 1993 Stock Option Plan to renew the plan term by ten years with an expiration date of April 30, 2012 and to increase the share reserve by 1,500,000 shares from 1,740,000 shares to 3,240,000 shares.

        4.    To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on June 14, 2002, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.

By order of the Board of Directors
STEPHEN L. BRINKMAN Secretary and Chief Financial Officer

Salinas, California
June 17, 2002

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

        MONTEREY PASTA COMPANY
1528 Moffett Street
Salinas, California 93905

        The accompanying proxy is solicited by the Board of Directors of Monterey Pasta Company, a Delaware corporation ("Monterey Pasta" or the "Company"), for use at its annual meeting of stockholders to be held on July 30, 2002, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is June 17, 2002, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

SOLICITATION AND VOTING OF PROXIES

        This solicitation of proxies is made on behalf of the Board of Directors of the Company and the cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

        On June 14, 2002, the Company had outstanding 14,070,899 Shares of its Common Stock, $.001 par value per share ("Common Stock"), all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her on the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

        All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

INFORMATION ABOUT MONTEREY PASTA COMPANY

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information, as of May 31, 2002 with respect to the beneficial ownership of the Company's Common Stock by (i) each director and director-nominee of the Company, (ii) the Chief Executive Officer and the other highest compensated executive officer of the Company whose salary and bonus for the fiscal year ended December 30, 2001 exceeded $100,000,

(iii) all directors and executive officers of the Company as a group, and (iv) each person or entity known by the Company to own more than 5% of the Company's Common Stock.

	Shares Owned
Name and Address of Beneficial Owner (1)	Number of Shares	Percentage of Class
Gruber and McBaine Capital Management (2) 50 Osgood Place, Penthouse San Francisco, CA 94133	2,523,900	16.7%
Fidelity Investments (3) 82 Devonshire Street Boston, MA 02109-3614	981,300	6.5%
T. Rowe Price Associates, Inc. (4) 100 East Pratt Street Baltimore, MD 21202	885,100	5.9%
Kern Capital Management LLC (5) 114 West 47th Street, Suite 1926 New York, New York 10036	767,600	5.1%
F. Christopher Cruger	2,000	*
Van Tunstall (6)	68,740	*
Michael P. Schall	3,000	*
James Wong (7)	27,500	*
R. Lance Hewitt (8)	241,700	1.6%
Charles B. Bonner (9)	111,227	*
Stephen L. Brinkman (10)	193,666	1.3%
Walter L. Henning (11)	46,200	*
All Officers and Directors as a group (8 persons) (12)	694,033	4.6%

*
Represents less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within sixty (60) days after May 31, 2002 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Options granted under the Company's First Amended and Restated 1993 Stock Option Plan (the "1993 Stock Option Plan") generally become exercisable as the underlying shares vest. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals listed in the table is: c/o Monterey Pasta Company, 1528 Moffett Street, Salinas, CA 93905.

(2)
Jon D. Gruber and J. Patterson McBaine are the only directors of, and hold all executive offices of, Gruber and McBaine Capital Management ("GMCM"), an investment advisor. GMCM, together with Messrs. Gruber, McBaine, Thomas O. Lloyd-Butler, and Eric B. Swergold are the

  general partners of Lagunitas Partners, L.P. ("Lag"), a California investment limited partnership. As of May 31, 2002, GMCM had shared voting and investment power over 1,931,300 shares; Mr. Gruber had sole voting and investment power over 294,000 shares and shared voting and investment power over 1,931,300 shares; Mr. McBaine had sole voting and investment power over 298,600 shares and shared voting and investment power over 1,931,300 shares; Lag had sole voting and investment power over 1,045,600 shares; and Mr. Butler and Mr. Swergold had shared voting and investment power over 1,931,300 shares.

(3)
As of May 31, 2002, FMR Corp. on behalf of certain of its direct and indirect subsidiaries, and Fidelity International Limited on behalf of certain of its direct and indirect subsidiaries (collectively "Fidelity"), indirectly held 981,300 shares of Company stock, specifically: Fidelity Management and Research Company and FMR Co., Inc., wholly-owned subsidiaries of FMR Corp., were the beneficial owners of 904,800 shares as a result of their service as investment advisors to various investment companies; Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 51,900 shares, a result of its service as an investment manager to various institutional accounts and; Fidelity International Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, and were the beneficial owner of 24,600 shares.

(4)
T. Rowe Price Associates, Inc ("Price Associates") had sole dispositive power for the entire holding of 885,100 shares and sole voting power over 219,800 shares, both as of May 31, 2002. These securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)
Kern Capital Management LLC ("Kern Capital") is the beneficial owner of the 767,600 shares as of May 31, 2002. Robert E. Kern Jr. and David Kern are Controlling Members of Kern Capital and may be deemed the beneficial owner of the securities in that they may be deemed to share the power as to the voting or disposition of the securities. This does not constitute an admission that either Robert Kern or David Kern is, for any purpose, the beneficial owner of the securities and such beneficial ownership is expressly denied.

(6)
Includes 52,500 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 31, 2002.

(7)
Includes 22,500 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 31, 2002.

(8)
Includes 226,700 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 31, 2002.

(9)
Includes 57,500 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 31, 2002.

(10)
Includes 175,666 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 31, 2002.

(11)
Includes 6,200 shares held in an IRA account in the name of Teresa A. Henning to which Mr. Henning claims beneficial ownership, and 17,500 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 31, 2002.

(12)
Includes 552,366 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 31, 2002.

Board of Directors

        The Company's Bylaws authorize a nine member Board of Directors; however, during the fiscal year ended December 30, 2001 one vacancy existed. As a result, management has nominated eight directors for election. At each Annual Meeting of Stockholders, directors are elected for a full term of one year to succeed those directors whose terms expire on such Annual Meeting date.

        Management's nominees for election to the Board of Directors, and certain information with respect to their age and background, are set forth below. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2003, and until their successors are elected and qualified. Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominees as management may designate.

        If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for the purposes of determining if a quorum is present.

        The table below and information following the table sets forth for the current directors, including the nominees to be elected at this meeting, certain information with respect to age and background.

Name	Age	Position	Director Since
Charles B. Bonner	60	Director	1995
F. Christopher Cruger	67	Director	2001
R. Lance Hewitt	62	Chief Executive Officer, President and Director	1997
Michael P. Schall	48	Director	2001
Van Tunstall	56	Director	1997
James Wong	55	Director	1997
Stephen L. Brinkman	54	Chief Financial Officer, Secretary, and Director	1999
Walter L. Henning	57	Director	1999

        Charles B. Bonner, Director.    Mr. Bonner served as a Director of the Company from 1993 through January 1995, and was reappointed as a Director effective September 1995. Mr. Bonner is President of Pacific Resources, Inc., a mergers and acquisitions advisory firm, a position he has held since September 1989. Mr. Bonner also serves as a director for the following entities: Everything Metal Imaginable, Inc., Scrip Advantage, Inc., Vision One Worldwide, Northwest Log Homes and Daystar Venture Fund, LP.

        F. Christopher Cruger, Director.    Mr. Cruger was elected to the Board of Directors in December of 2001. He is a retired investor and former senior manager or executive of several consumer product or food companies including Procter and Gamble, Quaker Oats, Sara Lee, Mrs. Smith's Pies, Tone Brothers, Inc, and McCormick and Company. He was President and CEO of Tone Brothers from 1985 to 1995. Mr. Cruger joined McCormick and Company in 1995 and served for four years as Manager of the Food Service Division before retiring. He is a Director of Kemin Industries, Inc, The Graham Group, Inc. and Chairman and Director of Dominex, LC.

        R. Lance Hewitt, President, Chief Executive Officer and Director.    Mr. Hewitt joined the Company in June 1997 as President and Director. He was named Chief Executive Officer in August 1997. Mr. Hewitt was President of Carriage House Fruit Company from 1995 to 1997. He was Chief Operating Officer of Ingro Mexican Foods from 1988 to 1995. Hewitt also served as Vice

President of Marketing and Sales for the Lawry's Foods division of Thomas J. Lipton, Inc., a subsidiary of Unilever, and spent fifteen years with McCormick Schilling, Inc., in various executive capacities.

        Michael P. Schall, Director.    Mr. Schall was elected to the Board of Directors in December of 2001. He is Senior Vice President of Sales, Marketing, and DSD with Wise Foods. He was President and CEO of The B. Manischewitz Company, LLC from 2000 until 2002. Prior to that he was President and CEO of Guiltless Gourmet from 1994 to 2000. In addition to holding executive or senior positions with Carnation, Lawry's and Prepared Foods, Mr. Schall founded his own strategic consulting firm called Strategic Marketing Methods, Inc. which he ran for six years.

        Van Tunstall, Director.    Mr. Tunstall was elected to the Board of Directors in February 1997. Since 1997, he has served as President of the Central Coast Group, a strategic consulting and business services firm. He has been an independent consultant with a variety of companies since 1997. Mr. Tunstall was a senior executive with Gilroy Foods, Inc., an international manufacturer of various food product ingredients, from 1977 to 1995. He served as President and Chairman of the Board from 1991 through 1995. Previously, Mr. Tunstall held several executive positions with McCormick & Company, Inc.

        James Wong, Director.    Mr. Wong was elected to the Board of Directors in March 1997. Since March 2000 Mr. Wong has served as CEO of Service Interactive, Inc., a service, maintenance, and consulting company for the food and hospitality industry. He is also Chairman and Chief Executive Officer of Restaurant Connections International, Inc., a company he co-founded in September 1998, which owns and operates a chain of restaurants in Brazil. Since 1988 he has worked on five continents facilitating strategic alliances with suppliers and joint venture partners to improve global market share and profitability, as Chairman and CEO of Directions International, a U.S. based management consulting firm. Mr. Wong also serves as a Director of Nevada Gold and Casinos.

        Stephen L. Brinkman, Chief Financial Officer, Corporate Secretary, and Director. Mr. Brinkman joined the Company in August, 1997 after a 17 year career with Gilroy Foods, Inc., where he was Controller from 1984 through 1988 and Vice President, Finance and Administration from 1989 through 1996. Previously, he was Controller for a large California-based farming company, and worked for Security Pacific Bank in agricultural banking. Mr. Brinkman was elected to the Board in October 1999.

        Walter L. Henning, Director.    Mr. Henning was elected to the Board of Directors in December 1999. He is currently Plant Manager of the Salinas Plant, McCormick & Company, Inc., a position he has held since early 1999. Mr. Henning began his career with McCormick and Company in 1971 as Manager, Technical Services. He subsequently was promoted several times to other positions in technical and plant management before leaving the company in 1983 to accept the position of Vice President of Operations with Tone Spices. Following the sale of Tone, Mr. Henning returned to a subsidiary of McCormick and Company, Gilroy Foods, Inc. in 1995 as Vice President of Operations. Mr. Henning remained with Gilroy Foods, Inc. in the same capacity after it was purchased by ConAgra in 1996, before ultimately returning to McCormick & Company in 1999.

Board Meetings and Committees

        The Company has an Audit Committee, a Compensation Committee and a Nominating Committee.

        The Audit Committee operates consistent with a formal written charter with the following principal functions: recommending to the Board, subject to stockholder approval, the retention of independent public accountants; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing the adequacy of accounting and financial controls; reviewing the independence of the Company's independent public accountants; approving all assignments to be performed by the Company's independent public accountants; and instructing the Company's independent public accountants, as deemed appropriate, to undertake special assignments. The members of the Audit Committee during fiscal year 2001 were Charles B. Bonner (Chairman), Floyd R. Hill, Walter L. Henning, Thomas E. Kees, and James Wong. Mr. Hill resigned from the Audit Committee in May of 2001, concurrent with his resignation as Director, and was replaced by Mr. Walt Henning. Mr. Kees resigned from the Audit Committee in August of 2001, concurrent with his resignation as Director, and was replaced on an interim basis by James Wong. Mr. Michael Schall was appointed to replace James Wong at the Company's February 2002 Board of Directors meeting. The Audit Committee held three formal meetings during the fiscal year ended December 30, 2001, in addition to meeting telephonically on a quarterly basis with certain members of the Audit Committee and the Company's independent auditors. See "REPORT OF THE AUDIT COMMITTEE."

        The Compensation Committee's function is to review and recommend executive compensation, including officer salary levels, incentive compensation programs and stock option grants, and executive recruitment matters. The members of the Compensation Committee are Van Tunstall and James Wong. During the fiscal year ended December 30, 2001 the Compensation Committee held four meetings. F. Christopher Cruger was appointed to the Compensation Committee at the Company's February 2002 Board of Directors meeting. See "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" and "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

        The Nominating Committee's function is to research and propose potential candidates for the Company's Board of Directors. The members of the Nominating Committee are Van Tunstall and James Wong. Four directors have been nominated since October 1998 when Mr. Wong was added to the Committee, Stephen Brinkman, Walter Henning, F. Christopher Cruger, and Michael Schall, each of whom were elected to the Board and currently serve.

        During the fiscal year ended December 30, 2001, the Board of Directors of the Company held five meetings, four regular meetings and one special telephone meeting. Each director then serving attended all regular meetings of the Board. Two directors were absent from the special telephone meeting. Each director attended 100% of committee meetings on which he was serving during that period.

EXECUTIVE COMPENSATION AND OTHER MATTERS

        The table below sets forth information concerning compensation of (i) the Chief Executive Officer of the Company and (ii) the other most highly compensated executive officer of the Company as of December 30, 2001 whose total salary and bonus for the fiscal year ended December 30, 2001 exceeded $100,000, for services in all capacities to the Company earned during the fiscal years ended December 30, 2001, December 31, 2000, and December 26, 1999.

Summary Compensation Table

							Long Term Compensation
	Annual Compensation
Name and Principal Position							Securities Underlying Options (#)		All Other $
	Year	Salary $		Bonus $	Other $
R. Lance Hewitt	2001	$200,477	(1)	$94,949	$9,000	(1)	80,000	(1)	$—
President and Chief	2000	$189,899	(1)	$89,923	$9,000	(1)	160,000	(1)	$—
Executive Officer	1999	$179,846	(1)	$—	$9,000	(1)	112,000	(1)	$—
Stephen L. Brinkman	2001	$140,884	(2)	$39,700	$—		60,000	(2)	$—
Chief Financial Officer	2000	$132,333	(2)	$23,319	$—		60,000	(2)	$—
	1999	$124,038	(2)	$3,923	$—		60,000	(2)	$—

Notes: ("options" in all cases refer to an option to purchase one share of common stock for each option granted)

(1)    Mr. Hewitt was appointed President in June 1997 and Chief Executive Officer in August 1997. He was eligible for a 35% bonus upon completing his first full year of employment in 1998. For every year thereafter he is eligible for a bonus of up to a maximum of 35% of his salary annually for achieving agreed-upon income targets, as approved by the Board of Directors, and an additional 25% of his salary for achieving certain specific objectives for each fiscal period. He was eligible to vest and vested 50,000 options in each of 1998 and 1999, because he was still employed by the Company on both the first and second anniversaries of his May 26, 1997 employment agreement. Mr. Hewitt was also eligible to receive, at the discretion of the Board of Directors, an additional 200,000 options during the first two years of employment split as follows: 120,000 for achieving agreed-upon business goals in the first year and 80,000 for achieving business goals in the second year. The cycle for measurement of Mr. Hewitt's eligibility for bonus, and those options tied to performance, was converted to a fiscal year basis during the fourth quarter of 1998 by resolution of the board of Directors at its October 22, 1998 meeting. At its February 9, 1999 Board of Directors meeting, the directors awarded 32,000 options to Mr. Hewitt for performance in his first full year of employment through fiscal year-end 1998, based on the new measurement cycle. The determination for the remainder of the options was made subsequent to 1999 fiscal year-end when Mr. Hewitt was awarded an additional 80,000 options which vested as of February 10, 2000. In May 1999 Mr. Hewitt was granted an additional 80,000 options based on milestones for the year 2000; 27,000 vested since he was still employed by the Company on December 30, 2000, and 53,000 vested in 2001 based on achievement of performance objectives mutually agreed upon with the Board. During its February 2000 Board of Directors meeting the Board awarded Mr. Hewitt a 50% bonus for his 1999 performance. On February 29, 2000, Mr. Hewitt was granted an additional 80,000 options based on milestones for the year 2001; 27,000 vested because he was still employed by the Company on December 30, 2001, and 53,000 could have vested in 2002 based on achievement of performance objectives for 2001, mutually agreed upon with the Board. However, only 47,000 vested with 5,300 forfeited based on year 2001 performance criteria. On October 29, 2001 Mr. Hewitt was granted 80,000 options which will vest if he is still employed by the Company December 29, 2002. Mr. Hewitt also receives an auto allowance of $750 per month.

(2)    Mr. Brinkman was appointed Chief Financial Officer in September 1997. He was eligible for, and received, a 20% bonus based upon performance upon completion of his first full year of employment in 1998. For every year thereafter he is eligible for a bonus of up to 20% based upon the achievement of performance criteria agreed upon with the Chief Executive Officer. Mr. Brinkman was granted 60,000 options in 1997. He vested 10,000 options upon his initial employment date, 10,000 options on his first anniversary and 10,000 options for achieving certain performance criteria in his first full year of employment. In addition, he was eligible to vest and vested 10,000 options on his second anniversary of employment, 10,000 options for achieving certain performance criteria in his second full year of employment, 5,000 options on his third anniversary of employment and 5,000 options for achieving certain performance criteria in his third full year of employment. The cycle for measurement of Mr. Brinkman's eligibility for bonus, and those options tied to performance, was converted to a fiscal year basis during the fourth quarter of 1998 at the direction of the Chief Executive Officer. He vested 3,000 options for performance through fiscal year-end 1998, based on the new measurement cycle. The vesting determination for the remainder of the options was made subsequent to 1999 fiscal year-end, at which time Mr. Brinkman vested an additional 6,666 options, with 334 forfeited based on 1998 performance criteria. In February 2000 Mr. Brinkman was awarded an 18.8% bonus for his 1999 performance. In May 1999, Mr. Brinkman was granted an additional 60,000 options based on milestones for the year 2000; 20,000 vested since he was still employed by the Company on August 25, 2000, and 40,000 vested in 2001 based on achievement of performance objectives mutually agreed upon with the CEO. On February 29, 2000, Mr. Brinkman was granted an additional 60,000 options based on milestones for the year 2001; 20,000 vested because he was still employed by the Company on August 25, 2001, and 40,000 could have vested in 2002 based on achievement of 2001 performance objectives mutually agreed upon with the CEO. However, only 36,000 vested with 4,000 forfeited based on year 2001 performance criteria. On October 29, 2001 Mr. Brinkman was granted 60,000 options which will vest if he is still employed by the Company December 29, 2002.

Stock Options Granted in Last Fiscal Year

        The Board granted 80,000 options to Mr. Hewitt and 60,000 options to Mr. Brinkman for the year 2002 which will vest based on employment status (see Notes 1 and 2 under "Executive Compensation"). Mr. Hewitt exercised and sold the underlying shares for 120,000 options during 2001.

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees	Exercise Or Base	Expiration	Potential Realizable Value On 12/30/01 Alternative Grant Date
R. Lance Hewitt	80,000	15.03	$6.55	October 28, 2011	$232,800
Stephen L. Brinkman	60,000	11.27	$6.55	October 28, 2011	$174,600

        The Alternative Grant-Date Value of Mr. Hewitt's and Mr. Brinkman's options was calculated using a Black-Scholes option pricing model assuming no dividends, a weighted average risk-free interest rate of 3.91% and a weighted-average volatility of 44.93%, and a weighted average expected life of five years.

Option Exercises and Year-end Values for the fiscal Year-ended December 30, 2001

        The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended December 30, 2001, and unexercised options held as of December 30, 2001 by the persons named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 30, 2001		Value of Unexercised In-the-Money Options at December 30, 2001
	# of Securities Underlying Options Exercised During 2001
Name
			Exercisable	Unexercisable	Exercisable	Unexercisable
R. Lance Hewitt	120,000	*	199,000	133,000	$937,019	$256,381
Stephen L. Brinkman	—		139,666	100,000	$680,534	$193,250

*
Total proceeds of exercise were $828,166 with exercise cost of $222,520, leaving an intrinsic value of $605,646.

Compensation of Directors

        At the Company's 1995 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the Company's First Amended and Restated 1993 Stock Option Plan (the "1993 Stock Option Plan" or the "Option Plan") to provide for the grant of nonstatutory stock options for 10,000 shares each to non-employee director of the Company on October 19, 1994, the effective date of the amendment and restatement of the 1993 Stock Option Plan, if such non-employee director was serving at such time or for non-employee directors appointed or elected after such date, upon the date of such appointment or election, at an exercise price per share equal to the fair market value of a share of the Company's Common Stock on the date of grant.

        Each non-employee director thereafter received automatic grants of nonstatutory stock options to purchase 10,000 shares of the Company's Common Stock on each anniversary of his or her anniversary date (defined to mean (i) October 19, 1994 for an outside director who was granted an outside director option on such date or (ii) the date upon which any other outside director was first granted an outside director option under the 1993 Stock Option Plan). The director options vest in two approximately equal annual installments commencing one year after the date of grant of the option, provided that the director has continuously served as director from the date of grant. During the fiscal year ended December 30, 2001, the following non-employee directors qualified to receive stock options to purchase shares of the Company's Common Stock under the plan: Messrs. Bonner, Tunstall, Wong, Henning, Cruger, and Schall. Effective 2/09/2000, at its regularly scheduled Board of Directors meeting, the Directors voted to increase the annual nonstatutory stock option grant to 15,000, which has been the practice since that date.

        Options granted to a director who is also an employee of the Company (or to any other employee eligible under the 1993 Stock Option Plan) are subject to different terms under the 1993 Stock Option Plan than those of the non-employee director options. A director who becomes an employee of the Company is no longer eligible for non-employee director's options. Under the 1993 Stock Option Plan, the Board determines for each employee option, among other things, the number of shares of stock underlying the option, the timing and terms of and vesting of such option, in its sole discretion. The exercise price may not be less than the fair market value of a share of Common Stock on the date of grant. The option vests in two approximately equal annual installments commencing one year after the date of grant of the option, provided that the director has continuously served as director or employee from the date of grant. Outside directors are also reimbursed for out-of-pocket travel expenses related to Board Meetings and receive a stipend of $1,000 for each Board meeting attended.

Certain Transactions with Management

        During the first quarter of 2002 the Company acquired certain recipes and a non-registered trademark from a former director and plant manager for a $100,000 cash consideration and an ongoing royalty agreement.

Compensation Committee Interlocks and Insider Participation

        During the fiscal year ended December 30, 2001, executive compensation was administered by the Compensation Committee comprised of two outside directors of the Board of Directors, Van Tunstall and James Wong.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all reports they file under Section 16(a). To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 30, 2001, with the exception that the Forms 3 for Messrs. Cruger and Schall were filed late.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements, the reporting process including the systems of internal controls and reviewing management's response to the annual Management Letter presented by the Company's independent auditors. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements. It also reviewed the results of each fiscal quarter by reviewing the Company's Quarterly Report on Form 10-Q in advance of filing including discussions with the Company's independent auditors.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability of the Company's accounting principles and other such matters as are required to be discussed in accordance with Statement of Auditing Standards ("SAS") 61, and SAS 90 under auditing standards generally accepted in the United States of America. In addition, the Committee has discussed with the auditors the auditor's independence from management and the Company, including consideration of the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors' independence.

        The Committee discussed with the Company's independent auditors the overall scope and plans for their audit and reviews. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held three formal meetings during the fiscal year ended December 30, 2001, in addition to meeting telephonically with certain members of the Audit Committee and the Company's independent auditors. The formal meetings were attended by all members.

        In reliance on the reviews and discussion referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 30, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

        Independent auditor fees for the last annual audit and related services such as quarterly reviews were $124,000. Other services for 2001, such as tax preparation and consultation on general accounting matters, were $50,000.

THE AUDIT COMMITTEE
Charles B. Bonner, Audit Committee Chairman
Walter L. Henning, Audit Committee Member
Michael P. Schall, Audit Committee Member

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

Compensation Committee For
Year Ended December 30, 2001

        The Compensation Committee is currently comprised of three non-employee directors of the Company. The Committee is responsible for setting and administering the policies governing compensation, including cash compensation and stock ownership programs. The goals of the Company's compensation policy are to attract and retain executive officers, who contribute to the overall success of the Company by offering compensation which is competitive in the food processing industry for companies of comparable size and to motivate executives to achieve the Company's business objectives and reward them for their achievements. The Company uses salary, incentive compensation and stock options to meet these goals. Meetings of the Committee are scheduled as necessary.

        The Company believes that employee equity ownership, through stock options, provides significant additional motivation to executive officers to maximize value for the Company's stockholders. Because stock options will be granted at the prevailing market price, they will only have value if the Company's stock price increases over the exercise price. Therefore, the Committee believes that stock options will serve to align the interests of executive officers closely with other stockholders through the direct benefit executive officers receive through improved stock performance. The Committee reviews the 1993 Stock Option Plan and the grant of stock options with the foregoing philosophy. Levels of compensation, particularly bonuses and incentive compensation, are tied to both the overall performance of the Company as well as the effectiveness of each individual executive in adding to that performance.

        During the fiscal year ended December 30, 2001, the Committee granted options to all salaried employees and plant work leaders. The Committee also renewed a bonus plan for all salaried employees and plant work leaders to be paid based on achievement of quarterly and annual net income goals. In addition, the Committee reviewed Mr. Hewitt's 2001 performance based on objectives for stock price, net income and certain other measures for fiscal 2001. In October 2001, Mr. Hewitt was awarded additional options to purchase 80,000 shares of the Company's Common Stock based on his employment status pursuant with the terms of Mr. Hewitt's original employment agreement.

        Late in the first quarter of 2002 Lance Hewitt announced his desire to retire from day to day operations sometime during 2003, at which time he will assume the position of Chairman of the Board of Directors. In order to facilitate a smooth transition, the Compensation Committee, in conjunction with Mr. Hewitt began the process of recruiting a new President, with Mr. Hewitt retaining the role of Chief Executive Officer for a period of time during the transition. The Compensation Committee has assisted in the process of establishing criteria for the successful candidate, selecting an executive search firm, and assisting in the review of candidates.

THE COMPENSATION COMMITTEE
James Wong
Van Tunstall
F. Christopher Cruger

COMPARISON OF STOCKHOLDER RETURN

        Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and peer issuers for the period commencing on December 31, 1996(1) and ending on December 31, 2001.

Comparison of Cumulative Total Return From December 31, 1996 through December 31, 2001:
Monterey Pasta Company, NASDAQ Stock Market Index (U.S. Companies) and Peer Issuers

	Dec. 31, 1997	Dec. 31, 1998	Dec. 31, 1999	Dec. 29, 2000	Dec. 31, 2001
Monterey Pasta Company	$88.5	$88.5	$242.3	$292.3	$459.1
NASDAQ Stock Market (U.S.)	$122.5	$172.7	$320.3	$192.7	$152.9
Peer Issuers	$117.3	$195.2	$185.5	$240.9	$204.9

(1)
The index level for all series was set to $100.00 on 12/31/96, and it was assumed that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Eight directors are to be elected to the Company's Board of Directors at the 2002 Annual Meeting of Stockholders. Management has not yet identified suitable candidates to serve as the ninth director. The Board of Directors continues to evaluate prospective candidates. Management's nominees for election are Charles B. Bonner, R. Lance Hewitt, F. Christopher Cruger, Van Tunstall, Michael P. Schall, James Wong, Stephen L. Brinkman, and Walter L. Henning. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2003, and until their successors are duly elected and qualified. If any of the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as management may designate.

Vote Required and Board of Directors' Recommendation

        If a quorum is present and voting, the eight nominees for director receiving the highest number of votes will be elected. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. However, abstentions and broker non-votes will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" MESSRS. BONNER, HEWITT, CRUGER, TUNSTALL, SCHALL, WONG, BRINKMAN, AND HENNING.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors of the Company has selected BDO Seidman, LLP as the independent public accountants to audit the financial statements of the Company for the fiscal year ending December 29, 2002. A representative of BDO Seidman, LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 29, 2002.

PROPOSAL NO. 3

APPROVAL OF THIRD AMENDED AND RESTATED 1993 STOCK OPTION PLAN

        At the annual meeting, the stockholders will be asked to approve amendments to the Company's 1993 Amended and Restated Stock Option Plan ("Option Plan") to (a) extend the term of the Option Plan for an additional 10 years, to April 30, 2012, and (b) increase by 1,500,000 the maximum number of shares of Common Stock that may be issued under the Option Plan.

Proposed Amendments to the Option Plan.

        The Option Plan was originally adopted by the Board of Directors and the stockholders in August 1993 with an expiration date of August 31, 2003. The Company's stockholders have previously approved the reservation of 1,740,000 shares (subject to adjustment upon certain changes in the capital structure of the Company) of the Company's Common Stock for issuance to employees, including officers, consultants, independent contractors, and outside directors under the Option Plan. As of May 31, 2002, options to purchase an aggregate of 1,143,250 shares of Common Stock were outstanding under the Option Plan, at a weighted average exercise price of $3.96 per share, and 559,796 shares had been issued upon the exercise of previously granted options, leaving 36,954 shares available for future grants under the Option Plan. To enable the Company to continue to provide long-term equity incentives, the Board of Directors has amended and restated the Option Plan, subject to stockholder approval, to renew the term of the Option Plan by an additional 10 years, with an expiration date of April 30, 2012, and to increase the maximum number of shares that may be issued under the Option Plan by 1,500,000 shares to an aggregate of 3,240,000 shares.

        The Company's continued employment growth and need for highly qualified employees, combined with the increased competition for the limited supply of qualified personnel, make the Option Plan essential to the Company's ability to recruit and retain its key employees. The Board of Directors believes that an adequate reserve of shares available for issuance under the Option Plan is necessary to enable it to compete successfully with other companies to secure and retain valuable employees. The proposed amendments are intended to ensure that the Option Plan will continue to be available with a reasonable number of shares to meet the Company's needs.

Summary of the Provisions of the Option Plan, as Amended

        The following summary of the Option Plan, including the proposed amendments, is qualified in its entirety by the specific language of the Option Plan, a copy of which will be made available to any stockholder upon written request.

        The Option Plan consists of (i) an employee stock option component which provides for the grant of both incentive stock options, that is, options meeting the requirements of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonstatutory stock options, that is, options that do not meet such requirements, which may be granted to eligible employees, consultants and independent contractors of the Company (collectively, "Employee Options") and (ii) an outside directors stock option component, which provides for formula grants of nonstatutory stock options to nonemployee directors of the Company ("Outside Director Options").

        The Option Plan is administered by the Board of Directors and/or a duly appointed committee of the Board of Directors. Options granted under the Option Plan may be either incentive stock options or nonstatutory stock options. The Board of Directors or a committee of the Board of Directors, if appointed, determines the criteria upon which options are granted. The criteria typically include job classification for grants to new employees, and job classification, performance and length of employment for grants to existing employees. All employees (including prospective employees and officers and directors who are also employees) and consultants or other independent contractors (including prospective consultants and independent contractors) of the Company and its present or future parent and/or subsidiary corporations are eligible to receive options under the Option Plan. As of May 31, 2002, the Company had approximately 82 employees including executive officers, eligible to receive Employee Options under the Option Plan.

        As amended, the maximum number of shares of the Common Stock of the Company which may be issued upon the exercise of options granted pursuant to the Option Plan is 3,240,000 shares (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, reclassifications, or like changes in the capital structure of the Company). No person may be granted Employee Options to purchase in excess of 80,000 shares during any fiscal year, except that new hires may be granted Employee Options for up to 100,000 shares (such limits to be subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, combinations, reclassifications or like changes in the capital structure of the Company). Subject to stockholder approval, the Board of Directors has amended the Option Plan to provide that all options must be granted, if at all, not later than April 30, 2012.

        Employee Options which are nonstatutory stock options must have an exercise price equal to at least 85% of the fair market value of the Common Stock of the Company, as determined by the Board of Directors, on the date of grant. Incentive stock options granted under the Option Plan must have an exercise price equal to at least 100% of the fair market value of the Common Stock of the Company, as determined by the Board of Directors, on the date of grant. Any incentive stock option granted under the Option Plan to an optionee who at the time of grant owns stock comprising more than 10% of the total combined voting power of all classes of Company's stock ("Ten Percent Stockholder") or that of its subsidiaries must have an exercise price equal to at least 110% of the fair market value of the Common Stock of the Company, as determined by the Board of Directors, on the date of the grant. As of May 31, 2002, the closing price of the Company's Common Stock, as reported on the NASDAQ National Market, was $9.85 per share.

        Employee Options granted under the Option Plan may be exercised by payment of the exercise price (1) in cash, by check, or by cash equivalent, (2) by tender of shares of Common Stock of the Company which (a) have a value, as determined by the Board (but without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the exercise price and (b) have been owned by the optionee for more than six months or were not acquired either directly or indirectly from The Company, (3) by the optionee's recourse promissory note, (4) by assignment of the proceeds of a sale of some or all of the shares being acquired through exercise of an option, or (5) by any combination of such methods. The Board of Directors may at any time grant Employee Options which permit any or all of the foregoing forms of consideration to be used in payment of the option price and/or which otherwise restrict one or more forms of consideration.

        During the lifetime of the optionee, the option (whether an Employee Option or an Outside Director Option) may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

        Option grants generally vest and become exercisable at such times and subject to such conditions as specified by the Board of Directors. The maximum term of an incentive stock options granted under the Option Plan is ten years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term of five years after the date of grant. Generally, options granted under the Option Plan become exercisable in full two years from the date of grant, subject to continued service with the Company.

        Generally, in the event of a transfer of control of the Company, the unexercisable and/or unvested portions of any outstanding option will become immediately exercisable and vested as of the date thirty days prior to the transfer of control if the acquiring or successor corporation does not elect to either assume the options or provide substitute options for such outstanding options. Any outstanding options which are not exercised, assumed or replaced will terminate effective as of the date of the transfer of control.

        Generally, if an optionee ceases to be an employee of the Company for any reason, except termination for cause, but including death or disability, the optionee (or his or her legal representative) may exercise his or her Employee Option (to the extent unexercised and exercisable on the date of termination) within three months after the date of termination, but in any event not later than the term of the option. In the event of a termination for cause, the optionee's right to exercise the Employee

Option ceases upon the effective date of the termination. If an optionee ceases to be an employee of the Company due to death or disability, the optionee (or his or her legal representative) may exercise the Employee Option to the extent unexercised and exercisable on the date of termination within 12 months after the date of termination, but in any event not later than the term of the option. In the event of a termination without cause or constructive termination within twelve months of a transfer of control, the optionee may exercise the Employee Option to the extent unexercised and exercisable on the date of termination within two years after the date of termination, but in any event not later than the term of the option.

        The essential features of the Option Plan relating to Outside Director Options are described below:

        Only directors of the Company who are not employees of the Company or any parent or Subsidiary Corporation of the Company ("Outside Directors") receive Outside Director Options. Outside Director is eligible to receive Employee Options under the Option Plan.

        Subject to execution by an Outside Director of an appropriate option agreement, Outside Director Options are granted automatically and without further action of the Board of Directors. On October 19, 1994 (the "Effective Date"), each Outside Director then holding office was granted an option to purchase 15,000 shares of common stock. Each person who is newly elected or appointed as an Outside Director after the Effective Date is granted an option upon the day of such initial election or appointment to purchase 10,000 shares of common stock. Thereafter, each Outside Director previously granted an Outside Director Option will be granted an option to purchase 15,000 shares of common stock on each anniversary of his or her initial Outside Director Option grant. The number of shares subject to an Outside Director Option will be appropriately adjusted in the event of a stock dividend, stock split, reverse stock split, recapitalization or similar change in the Company's capital structure.

        All Outside Director Options will be nonstatutory stock options and will have an exercise price equal to 100% of the fair market value of the Company's common stock on the date of grant. All shares of the Company's common stock acquired upon the exercise of the Outside Director Options may be paid for with (a) cash, a check, or cash equivalent, (b) the assignment of proceeds of a sale of some or all of the shares acquired upon exercise of the option, or (c) a combination of the above.

        Outside Director Options will vest in annual installments, one-half upon the first anniversary of the date of grant and one-half upon the second anniversary of the date of grant, provided that the individual continues to serve as a director continuously from the date of the option grant until the relevant vesting date. Outside Director Options may only be exercised as to shares which have vested. All shares subject to Outside Director Options will be subject to the same conditions as Employee Options granted under the Option Plan in the event of certain transfers of control of the Company, as described above.

        All Outside Director Options shall be exercisable to the extent vested for a period of 10 years from the date of grant, subject to earlier termination in the event that the individual ceases to serve as a member of the Board of Directors of the Company or a transfer of control occurs with respect to the Company.

        The Board of Directors may terminate or amend the Option Plan at any time except as described below. Without stockholder approval, the Board of Directors may not amend the Option Plan to increase the number of shares covered by the Option Plan or to change the class of persons eligible to receive options under the Option Plan. Furthermore, the Board may not in any event amend the provisions of the Option Plan that determine the number of shares subject to an Outside Director Option, the price at which shares subject to an Outside Director Option may be purchased, or the timing of grants of Outside Director Options more than once every six months, other than to comply with changes in the Internal Revenue Code, or the rules promulgated thereunder.

Summary of Federal Income Tax Consequences of the Option Plan.

        The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of options granted pursuant to the Option Plan and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences of nonstatutory stock options and incentive stock options are complex and subject to change. Accordingly, a taxpayer's particular situation may be such that some variation of the described rules is applicable.

        Nonstatutory Stock Options.    Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of an option, the optionee normally recognizes ordinary income in the amount of the difference between the option price and the fair market value on the exercise date. Such ordinary income may be subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the exercise price and the fair market value on the date of exercise, will be taxed as short or long-term capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months from the exercise date. No tax deduction is available to the Company with respect to the grant of the option or the sale of stock acquired pursuant to such grant. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option.

        Incentive Stock Options.    Options designated as incentive stock options are intended to fall within the provisions of section 422 of the Internal Revenue Code. An optionee recognizes no taxable income as a result of the grant or exercise of such an option.

        For optionees who do not dispose of their shares for two years following the date the option was granted, nor within one year following the transfer of the shares upon exercise of the option, the gain on sale of the shares (which is defined to be the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee is entitled to long-term capital gain treatment upon a sale of the stock, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the option price and the fair market value of the shares at the date of exercise (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed at ordinary income rates at the time of disposition. Any gain in excess of that amount will be long-term or short-term capital gain, depending on the length of time the stock was held. If a loss is recognized, there will be no ordinary income, and such loss will be a long-term or short-term capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disposition of stock should be deductible by the Company for federal income tax purposes.

        The difference between the option price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply in certain circumstances such as certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares, and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

PLAN BENEFITS

        The following table sets forth grants of stock options received under the Option Plan during the fiscal year ended December 30, 2001 by (i) the Named Executive Officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all employees, who are not executive officers, as a group.

Name and Position	Exercise Price		Number of Shares
R. Lance Hewitt, Chief Executive Officer, President and Director	$6.55		80,000
Stephen L. Brinkman, Chief Financial Officer, Secretary, and Director	$6.55		60,000
Executive group (2 persons)	$6.55	(1)	140,000
Non-executive director group (6 persons)	$6.59		90,000
Non-executive officer employee group (78 persons)	$6.02	(1)	147,000

(1)
Average exercise price of options granted during fiscal 2001 under the Option Plan.

Vote Required and Board of Directors' Recommendation.

        The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. "Broker non-votes," on the other hand, will have no effect on the outcome of this vote.

        The Board of Directors believes that the proposed amendments of the Option Plan are in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND AND RESTATE THE OPTION PLAN.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

        Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 1528 Moffett Street, Salinas, California 93905, no later than February 14, 2003, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

STEPHEN L. BRINKMAN Secretary and Chief Financial Officer

June 17, 2002

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 30, 2001, including the Monterey Pasta Company 1993 Stock Option Plan, the Monterey Pasta Company 1995 Employee Stock Purchase Plan and the Monterey Pasta Company 2001 Nonstatutory Stock Option Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,222,639 0	(1) (2)	$3.78 N/A	59,654 185,061
Equity compensation plans not approved by security holders	304,611	(3)	$4.47	25,800
Total	1,527,250		$3.92	270,515

(1)
Issued under the Monterey Pasta Company 1993 Stock Option Plan

(2)
Issued under the Monterey Pasta Company 1995 Employee Stock Purchase Plan

(3)
Issued in conjunction with the March 12, 1999 acquisition of the operating assets of Frescala Foods, Inc (150,411 at $2.33); and issued to Company employees under the Monterey Pasta Company 2001 Nonstatutory Stock Option Plan (154,200 at $6.55)

        Some of the principal features of the 2001 Nonstatutory Stock Option Plan, also referred to as the 2001 Plan, are summarized below, but the summary is qualified in its entirety by the full text of the 2001 Plan. Stockholder approval of the 2001 Plan was not required.

Summary of the Provisions of the 2001 Nonstatutory Stock Option Plan

        The purpose of the 2001 Plan is to advance the interests of the Company by providing an incentive program that will enable the Company to attract, retain and reward eligible persons performing services for the Company and by motivating them to contribute to the growth and profitability of the Company. The 2001 Plan was adopted by the Board of Directors on October 26, 2001 with a maximum reserve of 180,000 shares of Common Stock of the Company, subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, reclassifications, or like changes in the capital structure of the Company.

        The 2001 Plan allows for the grant of nonstatutory stock options only, that is options that do not meet the requirements of section 422 of the Internal Revenue Code. Nonstatutory stock options may be granted to eligible employees, consultants and independent contractors of the Company, including prospective service providers. Officers and directors of the Company may are not eligible to receive option grants under the 2001 Plan.

        The 2001 Plan is administered by the Board of Directors and/or a duly appointed committee of the Board of Directors. The Board of Directors or a committee of the Board of Directors, if appointed, determines the criteria upon which Employee Options are granted. The criteria typically include job classification for grants to new employees, and job classification, performance and length of employment for grants to existing employees.

        The exercise price of a stock option is established in the sole discretion of the Board of Directors; provided, however, that the exercise price is not less than the fair market value, as determined by the Board of Directors, on the date of grant. As of May 31, 2002, the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, was $9.85 per share.

        Options granted under the 2001 Plan may be exercised by payment of the exercise price (1) in cash, by check, or by cash equivalent, (2) by tender of shares of Common Stock of the Company which (a) have a value, as determined by the Board (but without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the exercise price and (b) have been owned by the optionee for more than six months or were not acquired either directly or indirectly from the Company, (3) by assignment of the proceeds of a sale of some or all of the shares being acquired through exercise of an option, or (4) by any combination of such methods. The Board of Directors may at any time permit any or all of the foregoing forms of consideration to be used in payment of the option price and/or which otherwise restrict one or more forms of consideration.

        During the lifetime of the optionee, the option may generally be exercised only by the optionee. An option may not be transferred or assigned, except by will, the laws of descent and distribution, or a domestic relations order.

        Option grants generally vest and become exercisable at such times and subject to such conditions as specified by the Board of Directors.

        Generally, in the event of a transfer of control of the Company, the unexercisable and/or unvested portions of any outstanding option will become immediately exercisable and vested as of the date thirty days prior to the transfer of control if the acquiring or successor corporation does not elect to either assume the options or provide substitute options for such outstanding options. Any outstanding options which are not exercised, assumed or replaced will terminate effective as of the date of the transfer of control.

        Generally, if an optionee ceases to be an employee of the Company for any reason, except termination for cause, but including death or disability, the optionee (or his or her legal representative) may exercise his or her option (to the extent unexercised and exercisable on the date of termination) within three months after the date of termination, but in any event not later than the term of the option. In the event of a termination for cause, the optionee's right to exercise the option ceases upon the effective date of the termination. If an optionee ceases to be an employee of the Company due to death or disability, the optionee (or his or her legal representative) may exercise the option to the extent unexercised and exercisable on the date of termination within 12 months after the date of termination, but in any event not later than the term of the option. In the event of a termination without cause or constructive termination within twelve months of a transfer of control, the optionee may exercise the option to the extent unexercised and exercisable on the date of termination within two years after the date of termination, but in any event not later than the term of the option.

        The Board of Directors may terminate or amend the 2001 Plan at any time.

Summary of Federal Income Tax Consequences of the 2001 Option Plan.

        The federal income tax consequences of the options granted under the 2001 Plan are the same as the federal income tax consequences described for nonstatutory stock options granted under the Option Plan above on page 20.

MONTEREY PASTA COMPANY

Proxy for Annual Meeting of Stockholders
Solicited by the Board of Directors

        The undersigned hereby appoints R. Lance Hewitt and Stephen L. Brinkman, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Monterey Pasta Company ("the Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held at the Hyatt Regency Monterey, One Old Golf Course Road, Monterey, California on Tuesday, July 30, 2002 at 10:00 a.m., local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

        The Shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted for proposals 1, 2, and 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

A vote FOR the following proposals is recommended by the Board of Directors:

1.    Election of Directors

 NOMINEES:    Charles B. Bonner, F. Christopher Cruger, Van Tunstall, James Wong, Stephen L. Brinkman, Walter L. Henning, R. Lance Hewitt, Michael P. Schall

                                                 ☐                        FOR
                                                 ☐                        WITHHELD

                                                 ☐                        For all nominees except as noted above

2.    To approve the selection of BDO Seidman, LLP as the Company's independent public accountants for the current fiscal year.

                                                 ☐                        FOR
                                                 ☐                        AGAINST
                                                 ☐                        ABSTAIN

3.    To approve a proposal to amend and restate the Company's 1993 Stock Option Plan to renew the plan term by 10 years with an expiration date of April 30, 2012 and to increase the share reserve by 1,500,000 shares from 1,740,000 to 3,240,000 shares.

                                                 ☐                        FOR
                                                 ☐                        AGAINST
☐ ABSTAIN
                                                             MARK HERE
                                                             FOR ADDRESS
                                                             CHANGE AND / /
                                                             NOTE BELOW
Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your your stock may be represented at the meeting.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held on record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors, administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title.

Signature(s)
Date

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held July 30, 2002
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND VOTING OF PROXIES
INFORMATION ABOUT MONTEREY PASTA COMPANY
EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Compensation Committee For Year Ended December 30, 2001
COMPARISON OF STOCKHOLDER RETURN
Comparison of Cumulative Total Return From December 31, 1996 through December 31, 2001: Monterey Pasta Company, NASDAQ Stock Market Index (U.S. Companies) and Peer Issuers
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL NO. 3 APPROVAL OF THIRD AMENDED AND RESTATED 1993 STOCK OPTION PLAN
PLAN BENEFITS
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS
EQUITY COMPENSATION PLAN INFORMATION